Exhibit 3.1

BNB Plus Corp.

Certificate of Designations

of

Series B-1 Convertible Preferred Stock

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned hereby certifies that on May 19, 2026 the Board of Directors of BNB Plus Corp., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 5,000,000 authorized shares of a series of preferred stock of the Company titled the “Series B-1 Convertible Preferred Stock”:

RESOLVED that, pursuant to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and applicable law, a series of preferred stock of the Company titled the “Series B-1 Convertible Preferred Stock,” and having a par value of $0.001 per share and an initial number of authorized shares equal to 5,000,000, is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1.         Definitions.

“Accumulated Liquidation Preference” means the Initial Liquidation Preference per share of Convertible Preferred Stock plus any and all Compounded Dividends.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Beneficial Ownership Limitation” means, with respect to any Holder, the limitation that such Holder may not convert any shares of Convertible Preferred Stock to the extent that, after giving effect to such conversion, such Holder (together with its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the SEC) would beneficially own in excess of 4.99% (or, at the election of the applicable Holder prior to the Initial Issue Date, 9.99% or 19.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion (the “Maximum Percentage”). During any period in which the Common Stock is not listed on an Eligible Market, Holder may increase or decrease the Maximum Percentage applicable to such Holder by written notice to the Company; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease shall apply only to such Holder and not to any other Holder.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be further amended, supplemented or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Change of Control” means any of the following events:

(a)            a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or a Holder (together with its Affiliates), has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s Common Stock representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common Stock; or (other than one effected in compliance with the terms of the Convertible Preferred Stock and in which the Company’s stockholders own a majority of the voting power of the surviving or acquiring entity)

(b)            the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than to a wholly owned direct or indirect subsidiary; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) the Company’s Common Stock immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of the Common Stock of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b); and provided further, however, that the foregoing notwithstanding, a merger or consolidation of the Company approved by the affirmative vote of the Requisite Holders shall not be deemed a Change of Control.

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.001 par value per share, of the Company, subject to Section 10(h).

“Common Stock Change Event” has the meaning set forth in Section 10(h).

“Company” has the meaning set forth in the preamble.

“Compounded Dividends” has the meaning set forth in Section 5(a).

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Conversion Date” means the date of an Optional Conversion.

“Conversion Price” initially means $1.05; provided, however, that the Conversion Price is subject to adjustment pursuant to Section 10(f) and Section 10(g). Each reference in this Certificate of Designations or the Convertible Preferred Stock to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “www.bloomberg.com” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one (1) share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Board of Directors selects). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Delisting Event” means: (a) the Common Stock ceases to be listed or quoted on any Eligible Market; (b) the Company fails to maintain the listing or quotation of the Common Stock on an Eligible Market; or (c) trading in the Common Stock is suspended, halted, or otherwise limited such that holders are unable to sell shares in the public market for ten (10) consecutive trading days, in each case other than due solely to market-wide trading halts.

“Depositary” means The Depository Trust Company or its successor.

“Digital Assets” means (a) cryptocurrencies, virtual currencies, digital currencies, coins, tokens and stablecoins; (b) native blockchain or protocol assets; (c) tokenized securities, tokenized commodities and tokenized real-world assets; (d) utility tokens, governance tokens, staking tokens, liquid staking tokens and wrapped, bridged or synthetic digital assets; (e) any digital or cryptographic asset, property or store of value that is recorded, represented or transferred using distributed ledger technology, blockchain technology, cryptographic systems or similar technology; (f) BNB-denominated trust units; (g) any rights to receive, acquire, stake, validate, delegate, earn, mine or otherwise obtain any of the foregoing; (h) any proceeds, products, distributions, rewards, fees, interest, yield, airdrops, forks or other property derived from or attributable to any of the foregoing; and (i) any replacements, substitutions, modifications, successors or forks of any of the foregoing, in each case of (a) through (h), whether now existing or hereafter arising.

“Digital Asset Treasury” means the immediately available liquid assets of the Company and its subsidiaries, including but not limited to any Digital Assets and any cash at the DAT Subsidiaries; provided, however, that notwithstanding the foregoing the Digital Asset Treasury shall be deemed not to include: (i) the General Proceeds; (ii) cash at the Company in an amount equal to $600,000; (iii) accounts receivable of the Company in an amount equal to $700,000; and (iv) all operating cash flows attributable to the LineaRx business.

“Digital Asset Treasury Procedures” means the procedures governing the management, custody, transfer, and disposition of assets held in the Digital Asset Treasury, as set forth in a separate instrument agreed upon by the Company and the Requisite Holders not later than thirty (30) days following the Initial Closing of the Purchase Agreement, which shall include both (a) the initial procedures for the establishment and contribution of assets to the Digital Asset Treasury and (b) ongoing procedures for the maintenance, monitoring, and administration thereof.

“Digital Asset Treasury Subsidiary” means (i) Build & Build, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, (ii) BNBX Ltd., a wholly owned subsidiary organized under the laws of the British Virgin Islands and (iii) any other wholly-owned subsidiary of the Company now existing or hereafter formed that is a guarantor party to the Guaranty or holds any or all of the Digital Asset Treasury.

“Dividend” means any Regular Dividend.

“Dividend Rights” means the Holders’ rights under Section 5.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock and the Series B-2 Preferred Stock.

“Dividend Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Dividend Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share(s) of Convertible Preferred Stock.

“Eligible Market” shall mean any of The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the OTCQX Market, or the OTCQB Market (or any successor to any of the foregoing) or, for a period no longer than 15 consecutive Trading Days, the OTCID Basic Market within the Pink Open Market, while the Company’s application to the OTCQX or OTCQB is being processed. Notwithstanding the foregoing, any Delisting Event triggered by a voluntary delisting of the Company from any Eligible Market that is approved in writing by the Requisite Holders shall not be deemed a Delisting Event.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Event of Default” means the occurrence of any of the following: (a) the failure by the Company to pay when due any Dividend or redemption amount (including without limitation any Participating Amount) required under this Certificate of Designations; (b) the failure by the Company to comply with any covenant or agreement set forth in this Certificate of Designations (other than a failure covered by clause (a)), which failure continues for ten (10) consecutive Business Days after written notice thereof from the Requisite Holders (without giving effect to any other notice or cure period); or (c) any other material breach or default by the Company under any Transaction Document, which breach or default remains uncured following any applicable notice or cure period explicitly set forth in the applicable Transaction Document.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 10(f)(i)(2).

“Fundamental Transaction” means (a) the occurrence of a “Fundamental Transaction”, as such term may be amended or supplemented from time to time, or its equivalent, as defined or otherwise used in the Series E Warrants of the Company; or (b) unless explicitly approved by the Requisite Holders in writing, any occurrence, eligibility or exercisability of a right of, direct or indirect redemption, purchase, repurchase or other similar right under any agreement, security or other instrument of the Company (i) resulting in an obligation of the Company (or any Subsidiary) to pay cash, distribute assets, incur indebtedness for such purpose or engage in any substantially equivalent transaction (or the payment into or set aside for a sinking fund for such purpose) or (ii) which could reasonably result in a material adverse effect on the capital stock of the Company held by the Holder.

“General Proceeds” means proceeds from the sale and issuance of Series B-1 Preferred Stock and proceeds from the warrant exercise and exchange for Series B-2 Preferred Stock as set forth in the Inducement Agreement, in an aggregate cumulative amount not in excess of $2,300,000.

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“Holder Redemption” means the redemption of any Convertible Preferred Stock by the Company pursuant to Section 7.

“Holder Redemption Date” means the date fixed, pursuant to Section 7(a)(i), for the redemption of any Convertible Preferred Stock by the Company pursuant to a Holder Redemption.

“Holder Redemption Demand” has the meaning set forth in Section 7(a)(i).

“Holder Redemption Price” means the cash price payable by the Company to redeem any share of Convertible Preferred Stock upon its Holder Redemption, calculated pursuant to Section 7(a)(ii).

“Initial Issue Date” means May 27, 2026

“Initial Liquidation Preference” means $1.05 per share of Convertible Preferred Stock.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects in good faith.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, charge, claim, attachment, garnishment, levy or other restriction of any kind, whether arising by agreement, operation of law or otherwise, including (i) any conditional sale or other title retention arrangement, (ii) any lease in the nature thereof, (iii) any agreement to create, suffer, grant or permit any of the foregoing, and (iv) any restriction on the transfer, use or disposition of any asset that has the economic effect of securing an obligation. For the avoidance of doubt, “Lien” shall include any arrangement or transaction that has the practical effect of providing a creditor or counterparty with recourse to or priority in respect of any asset or property, including through netting arrangements, set-off rights, margining, rehypothecation or similar arrangements, including any arrangement that results in the segregation, earmarking or restriction of assets for the benefit of any creditor or counterparty. “Lien” shall also include any asserted or pending claim, litigation, proceeding or demand that, if successful, could reasonably be expected to result in the imposition of any of the foregoing on any asset or property of the Company or any Digital Asset Treasury Subsidiary.

“Liquidation Event” means the occurrence or consummation of any of the following: (i) a liquidation, dissolution, or winding up of the Company; or (ii) Change of Control.

“Liquidation Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock and the Series B-2 Preferred Stock.

“Liquidation Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

“Liquidation Preference” means, with respect to the Convertible Preferred Stock, an amount equal to (x) 1.5 multiplied by (y) the Accumulated Liquidation Preference plus (z) accrued and unpaid Dividends, whether or not declared, that have not yet been compounded and added to the Accumulated Liquidation Preference.

“Liquidation Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary, or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any Convertible Preferred Stock pursuant to Section 10(b).

“Optional Conversion Notice” means a notice, substantially in the form of Exhibit B attached hereto and incorporated herein, delivered in connection with an Optional Conversion in accordance with Section 10(b)(ii).

“Participating Amount” has the meaning set forth in Section 6.

“Permitted Liens” means (i) Liens for taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business securing obligations not yet delinquent or being contested in good faith; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (v) Liens arising under applicable securities laws in connection with the holding of securities in custody accounts; and (vi) such other Liens as may be approved in writing by the Requisite Holders.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption Event” means a Fundamental Transaction (including a Liquidation Event), Delisting Event, Treasury Value Event, Warrant Ratchet Event or Event of Default.

“Redemption Event Notice” has the meaning set forth in Section 7(b).

“Reference Property” has the meaning set forth in Section 10(h).

“Reference Property Unit” has the meaning set forth in Section 10(h).

“Register” has the meaning set forth in Section 3(e).

“Regular Dividends” has the meaning set forth in Section 5(a)(i).

“Regular Dividend Payment Date” means, with respect to any share of Preferred Stock, each March 31, June 30, September 30 and December 31 of each year, beginning on the first such date occurring after the Initial Issue Date (or beginning on such other date specified in the Certificate evidencing such share).

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

“Regular Dividend Rate” means 8.0% (eight percent) per annum.

“Regular Dividend Record Date” has the following meaning: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st.

“Requisite Holders” is defined in Section 9(b)(i)

“Restricted Stock Legends” means the legends substantially in the form set forth in Exhibit C.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Series B-2 Preferred Stock” means the Company’s Series B-2 Convertible Preferred Stock.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 10(h).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 10(f)(i)(2).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no VWAP Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Document” means any of this Certificate of Designations or the Certificate of Designations for the Series B-2 Preferred Stock, the Purchase Agreement, the Warrant Agreements, the Guaranty, Inducement Agreement, and the Registration Rights Agreement.

“Transfer Agent” means the Company or its successor.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a)            such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b)            such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c)            (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the security is eligible for resale pursuant to clause (c) and the Holder, holder or beneficial owner of such Security is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended.

“Treasury Value Event” means any date on which the US dollar value of the Digital Assets in the Company’s Digital Asset Treasury, as determined in good faith by the Company based on publicly available market prices as of the applicable date, is less than 100% (one hundred percent) of the value of the then applicable aggregate Liquidation Preference of the Convertible Preferred Stock on five (5) or more consecutive Business Days, it being understood that the Company may, in its reasonable discretion and without any consent of the Requisite Holders, enter into hedging transactions or convert assets in the Digital Asset Treasury into US dollars or stablecoins recognized by the GENIUS Act in order to maintain the value of such liquid assets at or above such threshold.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Warrant Agreement” means the Series F Common Stock Purchase Warrant of the Company and the Pre-Funded Purchase Warrants of the Company issued in connection with the Purchase Agreement and Inducement Agreement.

“Warrant Ratchet Event” means: the occurrence of any adjustment, repricing, reset, or other modification to the exercise price, number of underlying shares, or economic entitlement of any outstanding warrant (or similar Common Stock Equivalent) that results in an increase in the intrinsic or economic value of such instrument to the holder thereof, in each case as a result of or in connection with:

(a) any issuance or deemed issuance of equity securities of the Company at a price per share below the then-current exercise price (including any “Dilutive Issuance” or similar concept);

(b) any formula or mechanism that references, directly or indirectly, the trading price, volume-weighted average price, or lowest trading price of the Common Stock over any period of time following such issuance, announcement, or event;

(c) any share combination, reverse stock split, recapitalization, or similar transaction where the resulting adjustment is based, in whole or in part, on post-event market prices rather than purely proportional adjustments;

(d) any “variable rate,” “floating conversion price,” or similar structure in which the effective exercise or conversion price is determined by reference to future market prices of the Common Stock; or

(e) any transaction or series of related transactions that has a substantially similar economic effect to any of the foregoing, including through the use of options, convertible securities, or other derivative instruments;

Provided, however, that in each case of clauses (a) through (e) above, excluding customary anti-dilution adjustments solely for stock splits, stock dividends, combinations, reclassifications, or other proportional adjustments that preserve, but do not enhance, the intrinsic or economic value of such instrument.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.               Rules of Construction. For purposes of this Certificate of Designations:

(a)            “or” is not exclusive;

(b)            “including” means “including without limitation”;

(c)            “will” expresses a command;

(d)            the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)            a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f)             words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g)            “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

(h)            references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i)            the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

Section 3.                The Convertible Preferred Stock.

(a)            Designation; Par Value. A series of stock of the Company titled the “Series B-1 Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $0.001 per share.

(b)            Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is 5,000,000; provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

(c)            Form, Dating and Denominations.

(i)            Form and Date of Certificates Representing Convertible Preferred Stock. Each Certificate representing any Convertible Preferred Stock will bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary.

(ii)            Certificates.

(1)            Generally. The Convertible Preferred Stock will be originally issued initially in the form of one or more Physical Certificates. Physical Certificates may be exchanged for Electronic Certificates, and Electronic Certificates may be exchanged for Physical Certificates upon request by the Holder thereof pursuant to customary procedures.

(2)            Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate pursuant to Section 3 (f) will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; and (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iii)            No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(iv)            Registration Numbers. Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

(d)            Method of Payment; Delay When Payment Date is Not a Business Day.

(i)            Method of Payment. The Company will pay all cash amounts due on any Convertible Preferred Stock by check issued in the name of the Holder thereof; provided, however, that if such Holder has delivered to the Company, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, then the Company will pay all such cash amounts by wire transfer of immediately available funds to such account. To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Participating Amount, the related Record Date; and (y) with respect to any other payment, the date that is seven (7) calendar days immediately before the date such payment is due.

(ii)            Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(e)            Transfer Agent; Register. The Company or any of its Subsidiaries may act as the Transfer Agent. The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.

(f)            Legends.

(i)            Restricted Stock Legend.

(1)            Each Certificate representing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2)            If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(f)(i)(2)), including pursuant to Section 3(h) or Section 3(j), then the Certificate representing such share will bear the Restricted Stock Legends if the Certificate representing such old share(s) bore the Restricted Stock Legends at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate representing such share need not bear the Restricted Stock Legends if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii)            Other Legends. The Certificate representing any Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.

(iii)            Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(iv)            Legends on Conversion Shares.

(1)            Each Conversion Share will bear legends substantially to the same effect as the Restricted Stock Legends if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such legends if the Company determines, in its reasonable discretion, that such Conversion Share need not bear such legends.

(2)            Notwithstanding anything to the contrary in Section 3(f)(iv)(1), a Conversion Share need not bear legends pursuant to Section 3(f)(iv)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legends.

(g)            Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)            Provisions Applicable to All Transfers and Exchanges.

(1)            Generally. A Holder may, without the prior written consent of the Company, sell, assign, transfer, pledge or dispose of all or any portion of such Holder’s shares of Convertible Preferred Stock in compliance with applicable law.

(2)            No Services Charge; Transfer Taxes. The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(p) not involving any transfer.

(3)            No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4)            Legends. Each Certificate representing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(f).

(5)            Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company in order to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(ii)            Transfers of Shares Subject to Redemption or Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock:

(1)            that has been surrendered for conversion; or

(2)            as to which a Holder Redemption Demand has been duly delivered, and not withdrawn, pursuant to Section 7, except to the extent that the Company fails to pay the related Holder Redemption Price when due.

(h)            Exchange and Cancellation of Convertible Preferred Stock to Be Converted or Redeemed.

(i)            Partial Conversions and Redemptions of Certificates. If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 10, repurchased or redeemed pursuant to Section 7, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion, repurchase or redemption, as applicable, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted, repurchased or redeemed, as applicable, and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted, repurchased or redeemed, as applicable, which Certificate will be converted, repurchased or redeemed, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion, repurchased or redemption, as applicable, are deemed to cease to be outstanding pursuant to Section 3(n).

(ii)            Cancellation of Convertible Preferred Stock that Is Converted, Repurchased or Redeemed. If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 10, repurchased or redeemed pursuant to Section 7 or Section 8, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion, repurchased or redemption, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion, repurchased or redemption, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted, repurchased or redeemed, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i)            Status of Retired Shares. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.

(j)            Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

(k)            Registered Holders. Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

(l)            Cancellation. The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation. The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(m)            Shares Held by the Company or its Affiliates. Without limiting the generality of Section 3(o) and Section 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(n)            Outstanding Shares.

(i)            Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion, repurchase or redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, Section 3(n)(ii), Section 3(n)(iii), or Section 3(n)(iv) of this Section 3(n).

(ii)           Replaced Shares. If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii)          Shares to Be Redeemed. If, on a Holder Redemption Date, the Company has segregated, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the aggregate Holder Redemption Price due on such date, then (unless there occurs a default in the payment of the Holder Redemption Price) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Holder Redemption Price, as applicable, as provided in Section 7 (and, if applicable, declared Participating Amounts as provided in Section 6).

(iv)          Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 (and, if applicable, declared Participating Amounts as provided in Section 6).

(o)            Repurchases by the Company and its Subsidiaries. Without limiting the generality Section 3(l) and the next sentence, the Company may, from time to time, repurchase Convertible Preferred Stock from Holders in negotiated transactions without delivering prior notice to other Holders. The Company will promptly deliver to the Transfer Agent for cancellation all Convertible Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

(p)            Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(p) will not impair or affect the validity of such amendment, supplement or waiver.

(q)            CUSIP and ISIN Numbers. The Company may use one or more CUSIP or ISIN numbers to identify any of the Convertible Preferred Stock, and, if so, the Company will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number.

Section 4.               Ranking.

(a)            The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon any Liquidation Event; and (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon any Liquidation Event. For the avoidance of doubt, the issuance of Dividend Parity Stock, Dividend Senior Stock, Liquidation Parity Stock or Liquidation Senior Stock is prohibited without the prior approval of the Requisite Holders in accordance with Section 9 hereof.

(b)            Priority Acknowledgment. For the avoidance of doubt, the Convertible Preferred Stock ranks senior to the Series B-2 Preferred Stock with respect to (i) the payment of dividends, (ii) payment of amounts (other than Participating Amounts) due in connection with optional redemption by holders of Convertible Preferred Stock, and (iii) the distribution of assets upon any Liquidation Event (other than Participating Amounts). The Series B-2 Preferred Stock constitutes Liquidation Junior Stock and Dividend Junior Stock (but is not included in Liquidation Junior Stock or Dividend Junior Stock for purposes of the restrictions on Distributions set forth in Section 9(b)(i)(5)).

Section 5.               Dividends.

(a)            Regular Dividends.

(i)            Accumulation and Payment of Regular Dividends. The Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the then Accumulated Liquidation Preference in respect of the Convertible Preferred Stock, whether or not declared (and including, for the avoidance of doubt, any In-Kind Dividend Payments with respect of the Convertible Preferred Stock which have been added to the Liquidation Preference pursuant to Section 5(b)(i) on a compounding basis (the “Compounded Dividends”) thereof (calculated in accordance with Section 5(a)(ii)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Preferred Stock pursuant to this sentence, “Regular Dividends”). Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(b)(i)), such Regular Dividends will be payable quarterly in arrears on each Regular Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Regular Dividend Record Date. Regular Dividends on the Convertible Preferred Stock will accumulate daily from, and including, the last date on which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

(ii)           Computation of Accumulated Regular Dividends. Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Convertible Preferred Stock will accrue on the then Accumulated Liquidation Preference (whether or not declared) of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Issue Date of such share).

(b)            Calculation of Regular Dividends.

(i)            Generally. Regular Dividends shall be payable in cash; provided, however, that during the period from, and including, the Initial Issue Date until, but excluding, the Regular Dividend Payment Date next following the second anniversary of the Initial Issue Date (the “PIK Period”), Dividends may be paid, in the Company’s sole discretion, in the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of each Regular Dividend on the Convertible Preferred Stock (whether or not declared) that has accumulated on the Convertible Preferred Stock in respect of the Regular Dividend Period ending on, but excluding, a Regular Dividend Payment Date (each an “In-Kind Dividend Payment”). During the PIK Period, any cash payments for Regular Dividends not received before the Close of Business on the related Regular Dividend Payment Date, shall be construed at the Company’s election to pay such Regular Dividend as an In-Kind Dividend Payment, which will be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the then Accumulated Liquidation Preference of each share of Preferred Stock outstanding as of such time on a compounding basis. Such addition (if any) will occur automatically, without the need for any action on the part of the Company or any other Person. Following the expiration of the PIK Period, Regular Dividends shall be payable in cash.

(ii)           Construction. Any In-Kind Dividend Payments added to the Accumulated Liquidation Preference of any share of Convertible Preferred Stock pursuant to Section 5(b)(i) for any Dividends will be deemed to be “declared” and “paid” on such share of Convertible Preferred Stock for all purposes of this Certificate of Designations.

(c)            Treatment of Dividends Upon Redemption. If the Holder Redemption Date of any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Holder Redemption to receive, on or, at the Company’s election, before such Dividend Payment Date, such Dividend on such share. In addition, if the Holder Redemption Date of any share of Convertible Preferred Stock is after a Regular Dividend Payment Date, then the Holder of such share on such applicable date will be entitled, notwithstanding the related Holder Redemption, to receive, on such applicable date the amount of the Regular Dividend accrued since the preceding Regular Dividend Payment Date up through such applicable date (including, without duplication, any Regular Dividend not yet paid or compounded).

(d)            Dividend Priority. For the avoidance of doubt, Dividends on the Convertible Preferred Stock shall be paid in full before any Dividends are declared or paid on the Series B-2 Preferred Stock. The Company shall not declare or pay any Dividend on the Series B-2 Preferred Stock unless all accrued and unpaid Dividends on the Convertible Preferred Stock have been paid in full or set aside for payment. To the extent that funds available for the payment of Dividends are insufficient to pay Dividends on both the Convertible Preferred Stock and the Series B-2 Preferred Stock in full, Dividends on the Convertible Preferred Stock shall be paid first, and any remaining funds shall be applied to the payment of Dividends on the Series B-2 Preferred Stock.

Section 6.               Rights Upon Liquidation, Dissolution or Winding Up.

(a)            Generally. Upon any Liquidation Event, then, subject to the rights of any of the Company’s creditors, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment in cash of the then applicable Liquidation Preference per share of Convertible Preferred Stock, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock.

(b)            Participation. Following the payment in full of the Liquidation Preference to the Holders pursuant to clause (a) and the payment in full of the liquidation preference pursuant to Section 6(a) of the Series B-2 Preferred Stock, the Holders shall be entitled to participate, together with the holders of Common Stock (and any other capital stock of the Company entitled to participate therein as stockholders), in any remaining assets of the Company available for distribution to stockholders, on a pro-rata as-converted basis, as if the shares of Convertible Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event (such participation rights, the “Participating Amount”); provided that the aggregate amount of consideration payable or otherwise deliverable with respect to each share of Convertible Preferred Stock pursuant to this Section 6 (including, without limitation, amounts paid pursuant to Section 6(a) and Section 6(b)) shall not exceed two (2.0) times the Liquidation Preference per share (the “Maximum Return”). For the avoidance of doubt, and without limiting the ability of a Holder to convert Convertible Preferred Stock into Common Stock in accordance with the terms of Section 10 or a Holder’s rights pursuant to Section 6(c), once a Holder has received aggregate consideration pursuant to this Section 6 equal to the Maximum Return with respect to any share of Convertible Preferred Stock, such share shall cease to participate in any further distributions in connection with such Liquidation Event.

(c)            As-Converted Alternative. Notwithstanding the foregoing, in lieu of receiving the amounts described in Sections 6(a) and 6(b), each Holder shall have the right, at its election, to receive the amount such holder would have received if such holder had converted such share of Convertible Preferred Stock into Common Stock immediately prior to the consummation of the Liquidation Event pursuant to Section 10. The Company shall provide reasonable prior written notice of any Liquidation Event, including a good faith estimate of the consideration payable under each alternative described herein.

(d)            Liquidation Priority. For the avoidance of doubt, upon any Liquidation Event, the Liquidation Preference of all outstanding shares of Convertible Preferred Stock shall be paid in full before any distribution is made to holders of Series B-2 Preferred Stock or Liquidation Junior Stock; provided, however, in the event that any Holder of Convertible Preferred Stock does not exercise its optional redemption right, or is otherwise not immediately eligible for payment of the Liquidation Preference with respect to its Convertible Preferred Stock, (i) the Company shall segregate, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the applicable Liquidation Preferences due with respect and (ii) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Holder Redemption Price, as applicable, as provided in Section 7 (and, if applicable, declared Participating Amounts as provided in Section 6). No distribution shall be made to holders of Series B-2 Preferred Stock or Liquidation Junior Stock upon any Liquidation Event unless and until the Liquidation Preference of all outstanding shares of Convertible Preferred Stock has been paid in full or segregated in accordance with the immediately preceding sentence.

Section 7.                Holder Redemption.

(a)            Mandatory Redemption Upon Holder’s Option. Subject to the terms of this Section 7(a) and the Delaware General Corporation Law, each Holder shall have the right, at any time and from time to time following the occurrence of a Redemption Event, to require the Company to redeem all or any portion of such Holder’s Convertible Preferred Stock for a cash purchase price equal to the Holder Redemption Price (a “Holder Redemption”).

(i)            Redemption Demand; Mandatory Redemption Date. In order to exercise a Holder Redemption, Holder shall deliver to the Company, at its principal executive offices, a written notice (a “Holder Redemption Demand”) specifying (1) that such Holder elects to have the Company redeem shares of Convertible Preferred Stock held by such Holder, (2) the number of shares to be so redeemed, which may be all or any portion of the shares of Convertible Preferred Stock then held by such Holder, and (3) the Business Day on which such redemption is to occur (the “Holder Redemption Date”); provided that the Holder Redemption Date shall be a Business Day that is not earlier than five (5) Business Days nor later than thirty (30) Business Days after the date on which the Holder Redemption Demand is delivered to the Company, or such other date as the Company and such Holder may mutually agree.

(ii)           Holder Redemption Price. On each Holder Redemption Date, subject to Section 7(a)(iv), the Company shall redeem the number of shares of Convertible Preferred Stock specified in the applicable Holder Redemption Demand by paying to such Holder, in cash, by wire transfer of immediately available funds, an amount (the “Holder Redemption Price”) equal to the Liquidation Preference of such share, and, solely to the extent the applicable Redemption Event arises from or in connection with a Liquidation Event or a Fundamental Transaction that would generate distributable proceeds, any Participating Dividends that would be payable pursuant to Section 6(b) (subject to the Maximum Return)) on such share to, but excluding, the applicable Holder Redemption Date in accordance with Section 5(c).

(iii)          Surrender of Certificates. On or before the applicable Holder Redemption Date, each Holder electing a Holder Redemption shall surrender to the Company at its principal executive offices the certificate or certificates, if any, representing the shares of Convertible Preferred Stock to be redeemed, (or if such shares held as an Electronic Certificate, shall comply with the applicable procedures of the Company's Transfer Agent). Upon receipt of such certificate(s) or confirmation of book-entry transfer and payment of the Holder Redemption Price in respect of such shares in accordance with Sections 7(a)(ii) and 7(c), the shares so redeemed shall be canceled and shall no longer be outstanding.

(iv)          Limitations; Insufficient Legally Available Funds. (i) Notwithstanding anything to the contrary contained herein, the Company shall not be required to redeem any shares of Convertible Preferred Stock pursuant to this Section 7(a)(iv) to the extent that such redemption would violate the Delaware General Corporation Law or any other applicable law governing distributions to stockholders or applicable exchange rules, (ii) in the event that, as of any Holder Redemption Date, the aggregate funds of the Company legally available for the redemption of shares of Convertible Preferred Stock pursuant to this Section 7(a)(iv) are insufficient to redeem in full all shares of Convertible Preferred Stock that are subject to Holder Redemption on such date, whether pursuant to one or more Holder Redemption Demands outstanding, the Company shall (A) redeem pro rata among all holders who have delivered Holder Redemption Demands to the extent of such legally available funds, the maximum number of shares of Convertible Preferred Stock that can be redeemed with such funds at the applicable Holder Redemption Price and, thereafter, from time to time as funds become legally available for the redemption of such shares in accordance with the Delaware General Corporation Law, promptly redeem the balance of the shares of Convertible Preferred Stock then subject to Holder Redemption, pro rata among the holders remaining entitled to redemption, at the applicable Holder Redemption Price. The shares of Convertible Preferred Stock not redeemed on any Holder Redemption Date as a result of the limitations in this Section 7(a)(iv) shall remain outstanding and shall continue to be entitled to all of the rights and preferences provided herein, including the right to future Holder Redemption in accordance with this Section 7.

(v)           Conversion in Lieu of Cash Redemption. To the extent that cash redemption of any shares of Convertible Preferred Stock is prohibited by the Delaware General Corporation Law, the applicable Holder may, at its election, convert all or any portion of such shares into shares of Common Stock in accordance with Section 10 in lieu of receiving a cash redemption payment for such portion. Any portion of the Convertible Preferred Stock that is neither redeemed nor converted pursuant to this Section 7(a)(v) shall remain outstanding and shall continue to accrue dividends, and the Company shall redeem such remaining portion as soon as legally available funds become available.

(vi)          Individual Holder Right. The Holder Redemption right, set forth in this Section 7, is a separate and individual right of each Holder and may be exercised from time to time at the election of any such Holder with respect to all or any portion of the shares of Convertible Preferred Stock then held by such Holder, without the consent of any other Holder and whether or not any other Holder elects to exercise such right. No vote or consent of the Holders of Convertible Preferred Stock, voting together or separately as a class, shall be required for any individual Holder to exercise its Holder Redemption right pursuant to this Section 7.

(b)            Redemption Event Notice by Company. Upon the occurrence of a Redemption Event (or, if earlier, upon the Company determining in good faith that a Redemption Event is reasonably likely to occur), the Company will send to each Holder a notice of such Redemption Event (a “Redemption Event Notice”) containing the information set forth below:

(i)            briefly, the events comprising a Redemption Event;

(ii)           the effective date of such Redemption Event;

(iii)          the Holder Redemption Price per share of Convertible Preferred Stock as of the date of such Redemption Event;

(iv)          the Conversion Price in effect on the date of such Redemption Event Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Redemption Event;

(vi)          that shares of Convertible Preferred Stock for which a Holder Redemption Demand has been duly tendered and not duly withdrawn must be delivered to the Company for the Holder thereof to be entitled to receive the Holder Redemption Price;

(vii)          that shares of Convertible Preferred Stock that are subject to a Holder Redemption Demand that has been duly tendered may be converted only if such Holder Redemption Demand is withdrawn in accordance with this Certificate of Designations; and

(viii)        the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

The failure of the Company to deliver any Redemption Event Notice shall not impair, limit or otherwise affect the rights of any Holder to exercise any right or remedy arising as a result of such Redemption Event, including, without limitation, the right to require redemption pursuant to the terms hereof, nor shall such failure delay the time at which any such rights become exercisable.

(c)            Payment of the Holder Redemption Price. The Company will cause the Holder Redemption Price for each share of Convertible Preferred Stock to be redeemed pursuant to a Holder Redemption to be paid to the Holder thereof on or before the later of (i) ten (10) Business Days following the Company’s receipt of the applicable Holder Redemption Demand; and (ii) the date such share of Convertible Preferred Stock is tendered to the Transfer Agent or the Company.

(d)            Redemption Priority. For the avoidance of doubt, upon any Holder Redemption, the Holder Redemption Price for all shares of Convertible Preferred Stock subject to Holder Redemption shall be paid in full before any Holder Redemption Price is paid to holders of Series B-2 Preferred Stock; provided, however, in the event that any Holder of Convertible Preferred Stock does not exercise its optional redemption right, or is otherwise not immediately eligible for payment of the Liquidation Preference with respect to its Convertible Preferred Stock, (i) the Company shall segregate, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the applicable Liquidation Preferences due with respect thereto plus all accrued and unpaid dividends, whether or not declared (and including, for the avoidance of doubt, any Compounded Dividends) and (ii) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Holder Redemption Price, as applicable, as provided in Section 7 (and, if applicable, declared Participating Amounts as provided in Section 6). If on any Holder Redemption Date, funds legally available for redemption are insufficient to redeem (or segregate in accordance with the immediately sentence) in full all shares of Convertible Preferred Stock and Series B-2 Preferred Stock that are subject to Holder Redemption on such date, the Company shall first redeem shares of Convertible Preferred Stock (or segregate in accordance with the immediately preceding sentence) pro rata among holders thereof until all such shares are redeemed in full, and only thereafter redeem shares of Series B-2 Preferred Stock pro rata among holders thereof.

Section 8.               [RESERVED]

Section 9.                Voting Rights.

(a)            Right to Vote with Holders of Common Stock on an As-Converted Basis. Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 9, and except as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e), including Section 10(e)(ii), but without regarding to Section 10(e)(iii)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Company, and the Delaware General Corporation Law as if the Holders were holders of Common Stock.

(b)            Voting and Consent Rights with Respect to Specified Matters.

(i)            Generally. Subject to the other provisions of this Section 9, while any Convertible Preferred Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of Holders representing a majority of the outstanding shares of Convertible Preferred Stock (the “Requisite Holders”):

(1)            authorization or issuance of additional shares of Convertible Preferred Stock or Series B-2 Preferred Stock or any amendment or modification of the Certificate of Incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of, or Equity-Linked Security or other equity interest convertible into, Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock;

(2)            any amendment, modification or repeal of any provision of the Certificate of Incorporation, Bylaws or this Certificate of Designations that adversely affects the rights, preferences or voting powers of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 9(b)(ii));

(3)            consummation of a Liquidation Event or Fundamental Transaction unless (x) the aggregate consideration payable pursuant to such Liquidation Event or Fundamental Transaction equals or exceeds the Liquidation Preference payable to the Holders and the holders of Series B-2 Preferred Stock and (y) the Holders, and the holders of Series B-2 Preferred Stock, may elect to be paid the Liquidation Preference in cash (or other liquid assets that may be held in the Digital Asset Treasury);

(4)            creation, issuance, or designation of any new class or series of Capital Stock ranking senior to or pari passu with the Convertible Preferred Stock with respect to liquidation preference or dividends;

(5)            declaration or payment of any dividends or distributions upon, or redemptions, repurchases or other acquisitions of Dividend Junior Stock or Liquidation Junior Stock (“Distributions”) other than the payment of Dividends on the Series B-2 Preferred Stock;

(6)            direct or indirect redemption, repurchase or other acquisition through the payment of cash, distribution of assets, incurrence of indebtedness for such purpose, or any substantially equivalent transaction (or the payment into or set aside for a sinking fund for such purpose) of any shares of Junior Stock or Parity Stock, except for (i) repurchases of Common Stock from employees, officers, directors or consultants of the Company or its subsidiaries pursuant to equity incentive plans or agreements approved by the Board, or (ii) other repurchases expressly approved in writing by the Requisite Holders.

(7)            direct or indirect creation, incurrence, assumption or allowance to exist of any Lien on (x) any assets of the Digital Asset Treasury Subsidiary, except for Liens permitted pursuant to the Digital Asset Treasury Procedures and arising in connection with custody, staking, or other customary operational arrangements in the ordinary course of business that do not secure indebtedness for borrowed money or (y) any other assets or property of the Company or any Subsidiary, whether now owned or hereafter, acquired other than in the case of this clause (y), Permitted Liens.

(8)            distribution of any material asset from the Digital Asset Treasury, including the transfer of assets to counterparties (including protocols) not in compliance with the Digital Asset Treasury Procedures, or any failure to house all Digital Assets and designated cash of the Company and its Subsidiaries (other than General Proceeds) in a Digital Asset Treasury Subsidiary (such that all such assets remain subject to the Guaranty).

(9)            incurrence, assumption, or guarantee of indebtedness for borrowed money in excess of $1,000,000 in the aggregate other than: (a) trade payables and operating liabilities incurred in the ordinary course not exceeding $1,000,000 in the aggregate; and (b) indebtedness existing as of Closing and disclosed in the Transaction Documents.

(10)          any action with respect to any Digital Asset Treasury Subsidiary of the Company that, if taken by the Company, would require approval of the Requisite Holders pursuant to the protective provisions set forth in clauses (1) through (9) above.

(11)          waive, or otherwise permit to exist and continue, an Event of Default; provided that any cure or waiver of such Event of Default in accordance with the terms of the applicable Transaction Document shall automatically cure the corresponding cross-default hereunder.

(12)          with respect to any Digital Asset Treasury Subsidiary: (A) the formation, dissolution, liquidation, winding up or termination of any Digital Asset Treasury Subsidiary; (B) any amendment, modification or restatement of the certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents of any Digital Asset Treasury Subsidiary; (C) any change of the jurisdiction of organization or formation of any Digital Asset Treasury Subsidiary; (D) any voluntary filing of a petition for bankruptcy, reorganization, arrangement, insolvency or similar relief, or the consent to the filing of any involuntary petition, with respect to any Digital Asset Treasury Subsidiary; (E) any merger, consolidation, conversion, division or other business combination involving any Digital Asset Treasury Subsidiary; (F) any sale, lease, transfer or other disposition of all or substantially all of the assets of any Digital Asset Treasury Subsidiary (other than distributions to the Company or another Digital Asset Treasury Subsidiary permitted pursuant to the Digital Asset Treasury Procedures); (G) unless determined by the board of directors of the Company to be required to satisfy its fiduciary duties, any intercompany loan, dividend, distribution or other transfer of value from any Digital Asset Treasury Subsidiary to the Company or any other Subsidiary (other than a Digital Asset Treasury Subsidiary), except as expressly permitted pursuant to the Digital Asset Treasury Procedures; (H) unless determined by the board of directors of the Company to be required to satisfy its fiduciary duties, any commingling of assets of any Digital Asset Treasury Subsidiary with assets of the Company or any other Subsidiary that is not a Digital Asset Treasury Subsidiary; (I) any amendment, modification, termination or waiver of any material provision of the Guaranty; or (J) any action that would reasonably be expected to impair the validity or enforceability of the Guaranty.

(ii)          Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(b)(i), the Company may amend, modify or repeal any of the terms of the Convertible Preferred Stock without the vote or consent of any Holder to:

(1)            cure any ambiguity or correct any omission, defect or inconsistency in this Certificate of Designations or the Certificates representing the Convertible Preferred Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith; or

(2)            make any other change to the Certificate of Incorporation, this Certificate of Designations or the Certificates representing the Convertible Preferred Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such, in any material respect (as determined by the Board of Directors in good faith).

(iii)            Amendment Coordination with Series B-2 Preferred Stock. Notwithstanding anything to the contrary in this Section 9, any amendment, modification or repeal of any provision of this Certificate of Designations that would (1) reduce the Convertible Preferred Stock’s liquidation or dividend priority relative to the Series B-2 Preferred Stock, (2) make the Series B-2 Preferred Stock pari passu with or senior to the Convertible Preferred Stock with respect to dividends or liquidation, or (3) modify the payment waterfall provisions set forth in Section 5(e), Section 6(d) or Section 7(d), shall require the affirmative vote or consent of the Requisite Holders

(c)            Procedures for Voting and Consents.

(i)            Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, and rules governing the solicitation and use of proxies or written consents; provided, however, that with respect to any voting rights of the Holders pursuant to Section 9(c), such rules and procedures will be the same rules and procedures that apply to holders of the Common Stock with respect to the applicable matter referred to in Section 9(c).

(ii)            Written Consent in Lieu of Stockholder Meeting. A consent or affirmative vote of the Holders pursuant to Section 9(b)(i) may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Section 10.              Conversion.

(a)            Generally. Subject to the provisions of this Section 10, the Convertible Preferred Stock may be converted only pursuant to an Optional Conversion.

(b)            Conversion at the Option of the Holders.

(i)            Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time subject to, unless waived in writing by such Holder the Beneficial Ownership Limitation; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations, if a Holder Redemption Demand is validly delivered pursuant to Section 7 with respect to any share of Convertible Preferred Stock, then such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice; (B) such notice is withdrawn in accordance with Section 7; or (C) the Company fails to pay the Holder Redemption Price for such share in accordance with this Certificate of Designations.

(ii)           Conversions of Fractional Shares Not Permitted. Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

(iii)           Contingent Conversion Notice. A Holder delivering an Optional Conversion Notice hereunder may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of a Change of Control, in which case such Optional Conversion shall not occur until such time as such Change of Control has been consummated, and if such Change of Control is terminated or cancelled, such Optional Conversion Notice shall be deemed to be withdrawn. For the avoidance of doubt, any such contingent Optional Conversion shall occur prior to the Holder Redemption that would have otherwise been effected in connection with such Change of Control.

(d)            Conversion Procedures.

(i) Requirements for Holders to Exercise Optional Conversion Right.

(1)            Generally. To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign and deliver to the Company an Optional Conversion Notice; (x) deliver any Physical Certificate(s) representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes.

(2)            Optional Conversion Permitted only During Business Hours.

Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(ii) When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e)            Settlement upon Conversion.

(i)            Generally. Subject to Section 5, Section 10(e)(ii), Section 12(b), and, unless waived in writing by the applicable Holder, the Beneficial Ownership Limitation the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the Initial Liquidation Preference of such share of Convertible Preferred Stock immediately before the Close of Business on the Conversion Date for such conversion; by (II) the Conversion Price in effect immediately before the Close of Business on such Conversion Date, such that each share of Convertible Preferred Stock is initially convertible into one (1) share of Common Stock, subject to adjustment for stock splits, stock dividends, combinations and similar events in accordance with Section 10(f).

(ii)           Payment of Cash in Lieu of any Fractional Share of Common Stock.

Subject to Section 12(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so and permitted under the terms of its indebtedness for borrowed money, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)          [deleted].

(iv)          Delivery of Conversion Consideration. Except as provided in Section 10(f)(i)(2) and Section 10(h), the Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Trading Day immediately after the Conversion Date for such conversion.

(f)            Conversion Price Adjustments.

(i)            Events Requiring an Adjustment to the Conversion Price. The Conversion Price will be adjusted from time to time as follows:

(1)            Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 10(h) will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;
CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;
OS0	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and
OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)            Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;
CP1	=	the Conversion Price in effect immediately after the Expiration Time;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;
OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and
OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 10(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 10(f)(i)(2) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)            No Adjustments in Certain Cases.

(1)            Certain Events. Without limiting the operation of Section 5 and Section 10(e)(i), the Company will not be required to adjust the Conversion Price except pursuant to Section 10(f)(i). Without limiting the foregoing, the Company will not be required to adjust the Conversion Price on account of:

(A)            the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(B)            the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(C)            the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(D)            the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date;

(E)            the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company in connection with any commercial arrangement between the Company and a third party approved by the Requisite Holders, which third party receives securities of the Company in connection with any such commercial agreement; or

(F)            solely a change in the par value of the Common Stock.

(iii)           Adjustment Deferral. If an adjustment to the Conversion Price otherwise required by this Certificate of Designations would result in a change of less than one percent (1%) to the Conversion Price, then the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Price; (2) the Conversion Date of any share of Convertible Preferred Stock; (3) the Holder Redemption Date for any Holder Redemption; and (4) the occurrence of any vote of the stockholders of the Company.

(iv)          Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan.

(v)            Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(f)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(vi)         Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(vii)         Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(f)(i), the Company will, as soon as reasonably practicable and no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g)            Voluntary Conversion Price Decreases.

(i)            Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board of Directors determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would reasonably be expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of Holders representing a majority of the outstanding shares of Convertible Preferred Stock.

(ii)           Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 10(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(g)(i), the Company will send notice to each Holder of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(h)            Effect of Common Stock Change Event.

(i)            Generally. If there occurs any:

(1)            recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2)            consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)            sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)            other similar event, and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(A)            from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 or in Section 11, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 7 and Section 8, each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Change of Control,” the term “Common Stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B)            for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii)            Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 10(h).

(iii)          Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 10(f)(i) in a manner consistent with this Section 10(h); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 10(h). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

(iv)          Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.

(i)             Conversion Ledger. The Company shall maintain a running tally of all shares of Common Stock issued upon conversion of the Convertible Preferred Stock and the Series B-2 Preferred Stock, and shall make such ledger available to any Holder upon request.

Section 11.             Certain Provisions Relating to the Issuance of Common Stock.

(a)            Equitable Adjustments to Prices. Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices or Daily VWAPs, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 10(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b)            Reservation of Shares of Common Stock. The Company will reserve, out of its authorized, unreserved and not outstanding shares of Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any. To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Common Stock, each reference in this Certificate of Designations to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(c)            Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of on the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(d)           Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 12.             Calculations.

(a)            Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Price, the Daily VWAPs and the Last Reported Sale Prices. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b)            Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 13.             Tax Treatment. Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that the Convertible Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of Code and Treasury Regulations Section 1.305-5(a). The Company will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 14.              Notices.

(a)            Generally. The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by nationally recognized overnight courier service to the Holder’s respective addresses shown on the Register. Notwithstanding anything in the Certificate of Designations to the contrary, any defect in the delivery of any such notice or communication will not impair or affect the validity of such notice or communication and the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

(b)            Notice Coordination with Series B-2 Preferred Stock. In addition to any other notice requirements set forth in this Certificate of Designations, the Company shall promptly provide to all Holders copies of any notices delivered to holders of Series B-2 Preferred Stock relating to (i) any Redemption Event, (ii) any Event of Default (as defined in the Certificate of Designations of the Series B-2 Preferred Stock), (iii) any Liquidation Event, (iv) any Mandatory Conversion (as defined in the Certificate of Designations of the Series B-2 Preferred Stock), (v) any Treasury Value Event, and (vi) any other material event affecting the rights of holders of Series B-1 Preferred Stock.

Section 15.             No Other Rights. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

Section 16.             Guaranty by Digital Asset Treasury Subsidiary. Each Digital Asset Treasury Subsidiary shall irrevocably and unconditionally guarantee, on a joint and several basis, the due and punctual payment and performance of all obligations of the Company (a) in respect of the Convertible Preferred Stock, including, without limitation, the payment of any Liquidation Preference, Holder Redemption Price, Dividends, and any other amounts (including without limitation Participating Amounts) payable with respect to the Convertible Preferred Stock, and (b) in connection with any other Transaction Document. The terms and conditions of such guaranty shall be set forth in the Guaranty, which shall be executed and delivered on or prior to the Initial Issue Date. The ability of a Holder to individually realize the benefit of such Guaranty may be limited by the provisions thereof, including without limitation requirements for certain majority approvals.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

BNB Plus Corp.

By:	/s/ Clay Shorrock
Name:	Clay Shorrock
Title:	Chief Executive Officer and President

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

BNB Plus Corp.

Series B-1 Convertible Preferred Stock [Certificate No.: [___]]                            No. Shares* [___]] BNB Plus Corp., a Delaware corporation (the “Company”), certifies that [_______] is the registered owner of [___] shares of the Company’s Series B-1 Convertible Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

* Insert number of shares for Physical Certificate only.

IN WITNESS WHEREOF, BNB Plus Corp has caused this instrument to be duly executed as of the date set forth below.

BNB PLUS CORP

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

REVERSE OF SECURITY

BNB PLUS CORP

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A SUMMARY OF THE POWERS, DESIGNATIONS AND PREFERENCES, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS, AND THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS DETERMINED FOR EACH SERIES, WHICH ARE FIXED BY THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, AND THE RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED STOCK CERTIFICATE, OR HIS LEGAL REPRESENTATIVES TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF AY SUCH CERTIFICATE.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS. ANY ATTEMPTED SALE ASSIGNMENT, TRANSFER, PLEDGE OR OTHER ATTEMPT TO DISPOSE OF THE SHARES REPRESENTED BY THIS CERTIFICATE NOT IN ACCORDANCE WITH THE TERMS OF THE CERTIFICATE OF DESIGNATION SHALL BE VOID.

FOR VALUE RECEIVED, ________________ hereby sell, assign and transfer unto

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

Shares of the Series B-1 Convertible Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint agent to transfer the said shares of Series B-1 Convertible Preferred Stock evidenced hereby on the books of the within-named Company with full power of substitution in the premises.

Date:

Signature

(Sign exactly as your name appears on the other side of this Series B-1 Convertible Preferred Stock)

Signature Guarantee:	†

† Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union reasonably acceptable to the Company or meeting the requirements of any transfer agent appointed by the Company from time to time, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OPTIONAL CONVERSION NOTICE

BNB Plus Corp

Series B-1 Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐ all of the shares of Convertible Preferred Stock

☐ †shares of Convertible Preferred Stock

identified by CUSIP No. and Certificate No.

Date:		(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

†

† Must be a whole number

EXHIBIT C

FORM OF RESTRICTED STOCK LEGEND

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.